Exhihit 10.1

LOCK-UP AND SHARE RELEASE AGREEMENT

This Lock-Up and Share Release Agreement (“Agreement”) is entered into on this 21st day of July 2008 (the “Effective Date”), by and between AdEx Media Inc., a Delaware corporation (the “Company”) and VibrantAds, LLC, a California limited liability company (“Shareholder”).

RECITALS

WHEREAS, the Company entered into that certain Asset Purchase Agreement dated July 21, 2008 (“Purchase Agreement”) by and between the Company and Shareholder in which the Company purchased the Purchased Assets (as defined in the Purchase Agreement) from Shareholder in consideration for the Purchase Price (as defined in the Purchase Agreement);

WHEREAS, upon the Closing (as defined in the Purchase Agreement) and subject to the terms of the Purchase Agreement, the Company issued, as part of the Purchase Price, an aggregate of One Hundred Twelve Thousand Five Hundred (112,500) restricted shares of common stock of the Company to the Shareholder (the “Shares”, including any additional shares of the Company’s common stock that Shareholder may receive pursuant to Section 2.3.2 of the Purchase Agreement);

WHEREAS, as an inducement for the Company to issue the Shares and the Shareholder to accept the Shares, the Shareholder and Company desire to enter into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the representations and warranties herein contained, the Company and Shareholder agree as follows:

1.    Shares.  The Shareholder is the owner of the Shares.

2.    Lock-Up.  The Shareholder agrees that without the prior written consent of the Company, the Shareholder will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of (each, a “Disposition”) any of the Shares for a period of one (1) year from the date of issuance and thereafter according to the Schedule below in Section 0 (collectively, the “Lock-Up”).  The foregoing restriction is expressly intended to preclude the Shareholder from engaging in any transaction which is designed to or reasonably expected to lead to or result in a Disposition during the one (1) year period and thereafter according to the Schedule below, even if the securities would be disposed of by someone other than the Shareholder.

3.    Share Release. The Shareholder and Company agree that the Shares will be subject to the following lock-up and release schedule (the “Schedule”):

DATE	PERCENT OF SHARES RELEASED
12 month anniversary of Share issuance date	20%
13 month anniversary of Share issuance date	15%
14 month anniversary of Share issuance date	15%
15 month anniversary of Share issuance date	15%
16 month anniversary of Share issuance date	15%
17 month anniversary of Share issuance date	10%
18 month anniversary of Share issuance date	10%

4.    Representations and Warranties of Shareholder.  Shareholder represents and warrants to the Company that:

4.1    Purchase for Own Account for Investment. Shareholder is investing in the Shares for Shareholder's own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Shareholder has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Shareholder has any beneficial ownership of any of the Shares.

4.2    Access to Information.  Shareholder has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Shareholder reasonably considers important in making the decision to invest in the Shares, and Shareholder has had ample opportunity to ask questions of the Company's representatives concerning such matters and this investment.

4.3    Accredited Investor.  The Shareholder represents that it is an “accredited investor” as that term is defined in SEC Rule 501(a) of Regulation D, 17 C.F.R. 230.501(a).

4.4    Net Worth.  The Shareholder (a) has adequate net worth and means of providing for its current financial needs and possible contingencies, (b) has no need for liquidity in this investment, (c) is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and (d) is able to bear the risk of losing its entire investment in the Shares.

4.5    Shareholder’s Qualifications.  Shareholder has a preexisting personal or business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make Shareholder aware of the character, business acumen and general business and financial circumstances of the Company and/or such officers and directors.  By reason of Shareholder’s business or financial experience, Shareholder is capable of evaluating the merits and risks of this investment, has the ability to protect Shareholder’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

4.6    No General Solicitation.  At no time was Shareholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Shares.

4.7    Not An Underwriter.  The Shareholder is not an underwriter or dealer in the Shares, and the Shareholder is not participating, pursuant to a contractual agreement, arrangement or understanding, in a distribution of the Shares.

4.8    Compliance with Securities Laws.  Shareholder understands and acknowledges that, in reliance upon the representations and warranties made by Shareholder herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act or applicable United States state securities laws, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the 1933 Act or other applicable state securities laws which impose certain restrictions on Shareholder’s ability to transfer the Shares.

4.9    Restrictions on Transfer.  Subject to the Lock-Up, Shareholder understands that Shareholder may not transfer any Shares unless such Shares are registered under the 1933 Act and qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available.  Shareholder understands that only the Company may file a registration statement with the SEC or applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Shares. Shareholder has also been advised that exemptions from registration and qualification may not be available or may not permit Shareholder to transfer all or any of the Shares in the amounts or at the times proposed by Shareholder.  Shareholder is aware that the Shares may not be resold pursuant to Rule 144, as promulgated by the SEC under the 1933 Act, unless all of the conditions of that rule are met.

4.10   Legends.  Shareholder understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or federal securities laws, the Company's Articles of Incorporation or Bylaws, any other agreement between Shareholder and the Company or any agreement between Shareholder and any third party:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO REGISTRATION OR AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND TRANSFER, INCLUDING A LOCK-UP AND SHARE RELEASE SCHEDULE AS SET FORTH IN A LOCK-UP AND SHARE RELEASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

4.11   Stop-Transfer Instructions.  Shareholder agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4.12   Refusal to Transfer.  The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any Shareholder or other transferee to whom such Shares have been so transferred.

4.13   Authority, Power, Enforceability.  The Shareholder has all the requisite power, authority and capacity to acquire and hold the Shares and to execute, deliver and comply with the terms of each of the instruments required to be executed and delivered by the Shareholder in connection with the investment in the Shares as contemplated by this Agreement and such execution, delivery and compliance does not conflict with, or constitute a default under, any instruments governing the Shareholder, any law, regulation or order, or any agreement to which the Shareholder is a party or by which the Shareholder may be bound.  The Shareholder hereby adopts, accepts and agrees to be bound by all the terms and provisions of this Agreement and to perform any obligations therein imposed.

5.    Miscellaneous.

5.1    Assignments; Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein, this Agreement will be binding upon Shareholder and Shareholder’s heirs, executors, administrators, successors and assigns.

5.2    Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5.3    Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. Mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified, and if to the Company, at the Company’s principal executive office, with a copy to Eric K. Ferraro, Bullivant Houser Bailey PC, 601 California Street, Suite 1800, San Francisco, CA 94108, facsimile to (415) 352-2701.

5.4    Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.5    Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

5.6    Counterparts; Facsimiles.  This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.7    Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

5.8    Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  Any waiver, permit, consent or approval of any kind or character regarding the conditions of this Agreement or the breach thereof must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

5.9    Entire Agreement.  This Agreement, the documents referred to herein, and any other agreements executed as of the date hereof together constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

5.10   WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT THAT THEY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT, ANY AMENDMENTS TO OR ANY REPLACEMENTS OF THIS AGREEMENT, AND ANY TRANSACTIONS OR AGREEMENTS RELATING TO THIS AGREEMENT.  THE PARTIES UNDERSTAND THAT, AS A RESULT OF THIS WAIVER, THE FACTS RELATING TO ANY DISPUTE THAT IS COVERED BY THIS WAIVER WILL BE TRIED, IF NECESSARY, TO A JUDGE RATHER THAN TO A JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

AdEx Media, Inc.	VibrantAds, LLC
By: /s/ Scott Rewick	By: /s/ Wei-Ching Wu
Name: Scott Rewick	Name: Wei-Ching Wu
Title: Chief Executive Officer	Title: Sole Member